UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Materials Pursuant to §240.14a-12
Halozyme Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Explanatory Note: On March 25, 2022, Halozyme Therapeutics, Inc. filed its definitive proxy statement on Schedule 14A in connection with its 2022 annual stockholders’ meeting to be held on May 5, 2022. We are filing these supplemental proxy materials for the sole purpose of clarifying our practice with respect to providing severance payments and benefits to departing executive officers under our previously disclosed Severance Policy and additional details regarding the departure of two executives in late 2021 and early 2022. The clarification of severance payment practices is set forth in the table below under the heading “What We Do Not Do”:

What We Do		What We Do Not Do

Pay annual bonus based on the achievement of Company financial and strategic goals, and in the case of NEOs other than the CEO, individual performance, and contribution in achieving those goals	× ×	No guaranteed annual bonus payouts No severance payments or benefits for executives who voluntarily terminate their employment.
Grant PSUs as significant portion of annual LTI awards for all executive officers	×	No buyback of stock awards or repricing of stock options without shareholder approval
Cap the annual bonus plan payout	×	No executive single-trigger change in control benefits
Prohibit executive officer hedging and pledging of Company stock	×	No material perquisites
Maintain an executive officer recoupment (“claw back”) policy	×	No supplemental executive benefits
Maintain and monitor robust stock ownership and retention guidelines for all executive officers	×	No excise tax gross-ups
Conduct an annual comprehensive compensation program risk assessment
Masaru Matsuda’s Separation Agreement
On December 13, 2021, the Company informed Mr. Matsuda that it had made the decision to transition the role of General Counsel and announced that Mr. Matsuda would be stepping down from his position. Mr. Matsuda separated employment from the Company, effective December 31, 2021. Mr. Matsuda’s separation qualified as a termination of employment without cause pursuant to the Company’s severance policy and made him eligible for benefits. The Company and Mr. Matsuda entered into a separation agreement that provides for the benefits that Mr. Matsuda is entitled to under our severance policy: cash severance of 12 months of his base salary, his annual bonus for 2021 (with no pro-ration as he was employed with the Company for the entire year), payment for continued health coverage for him and his eligible dependents, and an extension of the period to exercise his vested options for up to 12 months following his termination. Mr. Matsuda is also entitled to pro-rata vesting of his PSU award granted in 2021 based on the terms of the award agreement, with the award to remain outstanding and eligible to vest based on performance for each applicable performance period and with vesting for each performance period pro-rated to reflect the portion of the performance period that Mr. Matsuda was employed with the Company. No incremental benefits beyond those Mr. Matsuda was entitled to given the circumstances of his separation were provided.

Ms. Sun’s Separation from Employment
On February 2, 2022, the Company decided to transition the role of the Chief Financial Officer and informed Ms. Sun of its decision. On that date, the Company announced the hiring of a new Chief Financial Officer and that Ms. Sun would be stepping down from her position. Ms. Sun’s separation qualified as a termination of employment without cause pursuant to the Company’s severance policy and made her eligible for benefits subject to the execution of a general release of claims. As of the date of this filing, the Company has not entered into a separation agreement providing for the payment of severance to Ms. Sun. Any severance benefit that might ultimately be paid to Ms. Sun will be disclosed in our Proxy Statement filed in connection with our 2023 Annual Meeting of Stockholders.